For Immediate Release

Pricester.com Continues Positive Growth

Reported 2007 Revenues Up 29% Over 2006


Hollywood, FL [April 8, 2008] - Pricester.com, Inc. (OTCBB:PRCC), an Internet marketing and technology company, is continuing to grow. The company is reporting a 29% increase in annual revenues in its 2007 annual financial 10-K filing.

Pricester has shown a steady pattern of revenue growth over the last two years, supporting the organization's planning and forecasting. Pricester has continued to penetrate the small business website market, as well as introducing exciting new online products, such as the rapidly growing Copia World (www.copiaworld.com), an international shopping portal featuring thousands of stores and businesses from 25 countries in thirteen consumer-friendly categories.

"Pricester has made important advances in fine-tuning basic services and web products, as well as identifying tremendous new opportunities for revenues. We also are continuing to investigate meaningful possibilities for mergers and acquisitions to promote value for our shareholders", said Ed Dillon, President & CEO. "Our reputation in the industry has expanded and our development of new products will spearhead our growth through 2008 and beyond as we continually narrow the margin to profitability", Dillon added.

Case Files Fraud Lawsuit Regarding Agreement - Market Wire (Fri, Mar 2
- 6:30am EST) Forward Looking Statements
Except for historical matters herein, the matters discussed in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; competitive ecommerce systems, vendors pricing changes and timing, and supplies of new software.

In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com